Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 16, 2016, and the related Letter of Transmittal, as they may be amended or supplemented from time to time and the information contained therein is incorporated herein by reference. The Company (as defined below) is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of shares of Common Stock pursuant to the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

CIM Commercial Trust Corporation

of

Up to 10,000,000 Shares of its Common Stock

At a Purchase Price of $21.00 Per Share

CIM Commercial Trust Corporation, a Maryland corporation and publicly traded real estate investment trust (the “Company”), hereby announces its offer to purchase for cash up to 10 million shares of its issued and outstanding common stock, par value $0.001 per share (“Common Stock”), at a price of $21.00 per share of Common Stock (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements thereto, collectively constitute the “Offer”.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 13, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. STOCKHOLDERS MAY TENDER ALL OR A PORTION OF THEIR SHARES OF COMMON STOCK. STOCKHOLDERS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES OF COMMON STOCK.

ALTHOUGH THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF THE BOARD OF DIRECTORS, THE PAYING AGENT, THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED IN THE OFFER TO PURCHASE) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF COMMON STOCK. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE INTO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OR PROPOSALS”, OF THE OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO DISCUSS THEIR DECISION WITH THEIR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to a number of other terms and conditions set forth in Section 6, “Conditions of the Offer”, of the Offer to Purchase.

Only shares of Common Stock properly tendered, and not properly withdrawn, will be eligible to be purchased. However, because of the proration provision described in the Offer to Purchase, all of the shares of Common Stock tendered may not be purchased if more than the number of shares of Common Stock the Company seeks are properly tendered and not properly withdrawn. Shares of Common Stock tendered but not purchased pursuant to the Offer will be returned as promptly as practicable following the Expiration Date. The Company will not accept shares of Common Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Common Stock tendered by a tendering stockholder. The Company is not offering to purchase, and will not accept, any fractional shares in the Offer.

Shares of Common Stock are listed on the NASDAQ Global Market and trade under the symbol “CMCT”. As of May 10, 2016, there were 97,676,197 shares of Common Stock issued and outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, the Company will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares of Common Stock outstanding as of May 10, 2016). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares of Common Stock tendered and purchased in the Offer.

The Company intends to fund the aggregate Purchase Price for shares of Common Stock accepted for payment pursuant to the Offer, and all related fees and expenses, from available cash and borrowings under its unsecured credit facility.

Upon the terms and subject to the conditions of the Offer, if the number of shares of Common Stock properly tendered and not properly withdrawn prior to the Expiration Date would result in more than 10 million shares of Common Stock tendered in the Offer, the Company will purchase shares of Common Stock from all stockholders who properly tender shares of Common Stock and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Common Stock, until the Company has purchased 10 million shares of Common Stock.

Stockholders choosing to tender their shares of Common Stock must follow the procedures set forth in Section 3, “Procedures for Tendering Shares of Common Stock”, of the Offer to Purchase and in the related Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, shares of Common Stock that are properly tendered and not properly withdrawn, only when, as and if the Company gives oral or written notice to American Stock Transfer & Trust Company, LLC, as Depositary and paying agent for the Offer (the “Paying Agent”), of its acceptance of the shares of Common Stock for payment pursuant to the Offer.

The Company will publicly announce the preliminary results of the Offer, including any expected proration, promptly after the Expiration Date, and the Company will publicly announce the final results of the Offer promptly after they are determined. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment promptly after the final results are determined.

The Company will pay for shares of Common Stock accepted pursuant to the Offer by depositing the aggregate Purchase Price in cash, less any applicable withholding taxes and without interest, with the Paying Agent, which will act as stockholders’ agent for the purpose of receiving payments from the Company and transmitting such payments to stockholders. In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures, and (b) solely with respect to tenders through the Automated Tender Offer Program (“ATOP”) procedures of The Depository Trust Company (“DTC”), a timely confirmation of the book-entry transfer of the shares of Common Stock into the Paying Agent’s account at DTC.

All shares of Common Stock tendered and not purchased, including all shares not purchased due to proration, will be credited at the Company’s expense to the registered holder’s book-entry account with the transfer agent or, for shares held through a DTC participant, to the account maintained with DTC by the participant who delivered the shares of Common Stock as promptly as practicable after the Expiration Date or termination of the Offer.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Common Stock. Notice of any such extension will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

Shares of Common Stock tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless the Company has already accepted tendered shares of Common Stock for payment, stockholders may withdraw their properly tendered shares of Common Stock at any time at or after 12:01 a.m., New York City time, on July 13, 2016. Except properly withdrawn as otherwise provided in the Offer to Purchase, tenders of shares of Common Stock pursuant to the Offer are irrevocable. For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at its address or facsimile number set forth on the back cover of the Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the person who tendered the shares of Common Stock. If shares of Common Stock have been tendered by a broker, dealer, commercial bank, trust company or other nominee on behalf of a client or an institution participating in DTC in accordance with DTC’s ATOP system, for a withdrawal to be effective, such participant must comply with DTC’s procedures for withdrawal of tenders.

All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares of Common Stock will be determined by the Company, in its sole discretion, and such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. The Company expressly reserves the absolute right to reject any or all tenders of any shares of Common Stock that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date with respect to all tendered shares of Common Stock in accordance with applicable law. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares of Common Stock, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of shares of Common Stock will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares of Common Stock. None of the Company, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

The receipt of cash for a stockholder’s tendered shares of Common Stock will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. The Company recommends that stockholders consult with their tax advisor with respect to their particular situation. See Section 13, “Material U.S. Federal Income Tax Consequences”, of the Offer to Purchase.

The purchase of shares of Common Stock pursuant to the Offer will result in a reduction of the Company’s stockholders’ equity in an amount equal to the aggregate Purchase Price of the shares of Common Stock the Company purchases and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.

The Offer to Purchase and the related Letter of Transmittal contain important information that stockholders should read carefully before they make any decision with respect to the Offer.

The information required to be disclosed by Rule 13e-4(d)(1) promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

In considering the Offer, the Company’s board of directors (the “Board of Directors”) reviewed a broad range of factors, including its results of operations, financial condition, capital requirements, general business conditions, and strategy. Further, the Board of Directors considered the Company’s two primary goals of (a) consistently growing its net asset value (“NAV”) and cash flows per share through acquiring, owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to its stockholders at prices reflecting the NAV and cash flow prospects of the Company. Following such review, the Board of Directors determined that the Offer is a prudent use of its financial resources and represents an appropriate balance between delivering liquidity to its stockholders at a price that reflects the NAV and cash flow prospects of the Company, on the one hand, and continuing to grow its NAV and cash flows per share, on the other hand. The Offer provides stockholders with an opportunity to obtain liquidity with respect to a portion of their shares without the usual transaction costs associated with market sales. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Stockholders may request copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address set forth below. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Email: infoagent@dfking.com
Stockholders may call toll free: (866) 406-2283
Banks and Brokers may call: (212) 493-3918

The Depositary and Paying Agent for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Facsimile (for withdrawals only): (718) 234-5001

May 16, 2016